SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   UMDN, INC.
             (Exact name of Registrant as Specified in Its Charter)


         Delaware                        7299                      95-4817171
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)    Classification Code)      Identification No.)

                                   UMDN, Inc.
                               217 Ashland Avenue
                         Santa Monica, California 90405
                                 (310) 396-1475
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   Kent Keith
                                    President
                                   UMDN, Inc.
                               217 Ashland Avenue
                         Santa Monica, California 90405
                                 (310) 396-1475
  (Name, address, including zip code, and telephone number including area code, of agent for service)
                                   Copies to:
                         Christopher P. O'Connell, Esq.
                   Parker, Milliken, Clark, O'Hara & Samuelian
                        333 South Hope Street, 27th Floor
                       Los Angeles, California 90071-1488
                                 (213) 683-6500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                            ----
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If this Form is a  post-effective  amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                            ----
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If this Form is post-effective amendment filed pursuant to Rule 462(d) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                            ----
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If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.
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
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                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed             Proposed           Amount of
         Title of Each Class                   Amount to be       Offering Price Per   Maximum Aggregate     Registration
      of Shares to be Registered                Registered              Share           Offering Price            Fee
---------------------------------------- ------------------------ -------------------- ------------------- ------------------
Common Stock, $.0001 Par Value per share        4,000,000 shares        $.50                $2,000,000             $184
---------------------------------------- ------------------------ -------------------- ------------------- ------------------

--------------------------------------------------------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    Subject to Completion; dated May 15, 2002

PROSPECTUS                 The information in this prospectus is not complete
                           and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      1,700,000 Shares Common Stock Minimum
                      4,000,000 Shares Common Stock Maximum

                                   UMDN, Inc.
                                  Common Stock

     This is an initial public offering of shares of common stock of UMDN, Inc. All of the shares are being sold by UMDN, Inc. We shall not close this Offering unless we receive commitments to purchase at least 1,700,000 shares by December 31, 2002. If we receive commitments to purchase 1,700,000 shares by December 31, 2002, we shall hold the initial closing and we shall continue to offer up to an additional 2,300,000 shares until June 30, 2003. Until the initial closing, funds will be held in escrow by First Federal Bank in Santa Monica, California. If we have not received commitments to purchase 1,700,000 shares by December 31, 2002, the Offering will terminate and all funds held by the escrow agent will be returned promptly to the purchasers without interest.
     We intend to sell these shares through our officers without employing underwriters or other sales agents. We may, however, pay commissions of 10% of the offering price to brokers that participate in the Offering.
     Prior to this Offering, there has been no public market for the common stock. We have arbitrarily determined the initial public offering price of $.50 per share.
     Investing in the common stock involves a high degree of risk. You should carefully consider the "RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK" section beginning on Page 5 of this Prospectus.

        ----------------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTA-TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        ----------------------------------------------------------------

                                                     Per Share         Minimum Total         Maximum Total
                                                     ---------         -------------         -------------
Initial Public Offering Price                        $.50              $850,000              $2,000,000
Proceeds, before expenses, to UMDN                   $.50              $850,000              $2,000,000

     Because the Offering will be made by officers of UMDN, no underwriting discounts or commissions will be paid.

        ----------------------------------------------------------------

     The date of this Prospectus is ____________, 2002

                                TABLE OF CONTENTS

                                                                                                              Page

Prospectus Summary.............................................................................................3
The Offering...................................................................................................4
Summary Financial Information..................................................................................5
Risk of Investing in Shares of Our Common Stock................................................................5
     Risks Related to our Business.............................................................................5
     Risks Associated With Our Securities......................................................................8
Special Note Regarding Forward-Looking Statements..............................................................12
Use of Proceeds................................................................................................12
Determination of Offering Price................................................................................13
Dilution.......................................................................................................13
Management's Discussion and Analysis of Financial Condition and Results of Operations..........................14
Our Business...................................................................................................16
Legal Proceedings..............................................................................................23
Directors, Executive Officers, Promoters and Control Persons...................................................23
Executive Compensation.........................................................................................25
Security Ownership of Certain Beneficial Owners and Management.................................................26
Certain Transactions...........................................................................................27
Description of Securities......................................................................................27
Plan of Distribution...........................................................................................32
Disclosure of Securities and Exchange Commission Position on Indemnification
     for Securities Act Liabilities............................................................................33
Reports to Securityholders.....................................................................................33
Legal Matters..................................................................................................33
Experts........................................................................................................33
Available Information..........................................................................................34
Financial Statements...........................................................................................35

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this Prospectus. It may not contain all of the information that is important to your investment decision. You should read the following summary together with RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK and the more detailed information regarding UMDN and our financial statements and the related notes appearing elsewhere in this Prospectus.

                                   UMDN, INC.

     We are a marketing company. We have created a benefits program, that we believe is unique, specifically for union and association members. Our goal is to extend the collective bargaining power of the unions to purchasing power with local and national businesses. We enroll members of unions and other large affinity groups to leverage their buying power to elicit proprietary discounts from businesses wanting to access this market. We provide the means, through live operators, an online interface and printed materials, for our members easily to find and patronize these businesses. We have engaged the services of Mr. Larry Hagman, who is probably best known for playing J.R. Ewing on the Dallas television series, to act as our spokesperson for our marketing campaign. We currently have approximately 350 businesses contracted into our network and approximately 25,000 union and association members in our databases. Many unions help us to promote our benefits program to their membership.

     Unlike other affinity group marketing organizations, we derive our revenue solely from the businesses that provide these discounts. We do not derive any revenue, whether as subscriptions or dues or otherwise, directly from our members. We commenced operations in the Los Angeles metropolitan area in late 1998 and seek to expand these operations both in Los Angeles and in other metropolitan areas where we believe there are concentrations of union members.

     Our offices are located at 217 Ashland Avenue, Santa Monica, California 90405; and our telephone number is 1-310-396-1475.

                                  THE OFFERING

Maximum shares offered.................................4,000,000 shares of common stock

Minimum shares offered.................................1,700,000 shares of common stock

Shares to be outstanding before Offering...............14,924,000 shares of common stock

Offering price per share...............................$.50

Shares outstanding after this offering.................18,924,000  shares of common stock, if all offered shares are sold; or
                                                       16,624,000  shares  of common  stock,  if only the  minimum  number of offered shares are sold

Use of Proceeds........................................We intend to utilize the proceeds of this Offering primarily to market our business to both  affinity  groups and  businesses,  to expand our staff and for general working capital.

Terms of offering......................................We may not close this Offering  until we have  received  subscriptions
                                                       for  the  purchase  of  1,700,000   shares.   If  we  do  not  receive
                                                       subscriptions  for the  purchase of  1,700,000  shares by December 31,
                                                       2002, we shall return all  subscriptions and payments to the investors without interest.  If we do receive  subscriptions for the purchase of
                                                       1,700,000  shares by December 31, 2002, we may continue to offer up to
                                                       2,300,000 additional shares until June 30, 2003. All subscriptions and payments will be held in escrow with First Federal Bank, Santa Monica,
                                                       California until the earlier of (i) our receipt of  subscriptions  for the purchase of 1,700,000 shares or (ii) December 31, 2002.

No underwriting........................................We intend to sell the  offering  directly  without  the payment of any commissions or fees except those to brokers that participate.

How to purchase shares.................................To purchase  shares,  you must  complete  and  deliver a  subscription agreement  in the form  attached  as Annex A to this  Prospectus.  You should review the instructions included in the subscription agreement.

Escrow Agent...........................................First Federal Bank,  Santa  Monica,  California,  will serve as escrow agent for the  subscription  funds  pending the closing of the minimum
                                                       Offering.


                          SUMMARY FINANCIAL INFORMATION

     The following summary financial information is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with those financial statements and their related notes and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the August 31, 2001, financial statements.

                                                           Year Ended                        Six Months Ended
Description                                                 August 31                           February 28
                                                ---------------------------------- --------------------------------------
                                                                                                (unaudited)
                                                     2000              2001              2001                2002
                                                   -----------       -----------       -----------        -----------
Revenue                                            $    97,812      $    67,842       $    38,205        $    40,644
Loss from operations                               $ (152,390)      $ (376,775)       $ (153,761)        $ (159,853)
Net loss                                           $ (156,458)      $ (390,991)       $ (160,196)        $ (168,845)
Basic and diluted loss per share                   $         -      $    (0.11)       $    (0.05)        $    (0.04)


                                                                                                   As of
                                                         As of August 31                     February 28, 2002
                                                ---------------------------------- --------------------------------------
                                                     2000              2001                     (unaudited)
                                                   -----------       -----------
Cash                                               $       171      $    30,704                          $     1,326
Working Capital Deficiency                         $  (81,660)      $  (59,521)                          $  (47,407)
Total Asssets                                      $    21,800      $    49,561                          $    67,828
Total long-term debt                               $    93,877      $   127,068                          $   200,711
Proprietor/stockholders' deficiency                $ (158,807)      $ (168,042)                          $ (228,887)




                RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK

     You should carefully consider the following risk factors and all other information contained in this Prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. The following risks are the material risks that could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS
-----------------------------

LIMITED OPERATING HISTORY

     We have been in business since late 1998. To date, we have generated only limited revenues from our operations and have depended for our continued existence primarily on investments from our principals, their family members and a limited number of outside investors. We expect that we shall continue to experience negative cash flow until our business becomes more mature with a stable base of both members and local and national businesses. Our limited operating history offers little information to serve as a basis for evaluating us and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their early stage of development encounter. Our success depends upon our ability to address those risks successfully. They include, among other things:

  * Whether we can assemble and maintain the necessary resources, including financial resources, that we shall need to enter the markets we have identified and to provide a continuing value to our clients;

  * Whether we can continue to build and maintain a strong management team that can develop and execute our business strategy and respond effectively to changes in the markets for our services;

  *      Whether  we  can  successfully  establish   relationships  and  develop
         networks in major metropolitan areas other than Los Angeles;

  *      Whether we can implement our sales and marketing strategy; and

  * Whether we can further develop and manage strategic relationships with unions and retailers to maximize acceptance of our services.

     If we do not succeed in addressing these risks, our business likely will be materially and adversely affected.

CIRCULARITY OF GROWTH

     The growth of our business requires the coordinated growth of its two complementary components: membership and the businesses to provide discounts to that membership. On the one hand, without the businesses to provide the discounts, there is nothing to attract members; and, on the other, without the members to shop at those businesses, there is nothing to attract the businesses. To date, we have not had the resources necessary to market effectively to either component on a significant scale, much less to both simultaneously. To create and sustain a viable business with positive cash flow will require an ongoing, sophisticated, expensive direct marketing campaign. Based on our limited experience to date, we believe that a properly designed and executed marketing campaign should attract new members, stimulate members' patronage and create recognition among various local and national businesses. We have not been in a position to test this belief with an expanded campaign and, therefore, cannot be sure that it will prove to be correct on a large scale.

SCALABILITY AND PORTABILITY OF BUSINESS MODEL

     We have developed our business model through our experience with union locals in Los Angeles, initially those in the entertainment industry and, recently, in other industries. Members of the entertainment industry may not be typical of unionized workers in other, more traditional unionized industries, such as autoworkers, steelworkers, construction workers or electrical workers. In addition, the demographics of Los Angeles may differ from the demographics of other metropolitan areas and the demographics of various unions within each metropolitan area may also differ. These demographics may also change over time within metropolitan areas and particular unions. To be successful, therefore, we expect to need to be able to adapt our business model to these many variables.

POTENTIAL LIABILITY

     We are essentially a sales and marketing company. We provide a pre-selected group of consumers to a pre-selected group of service and retail businesses. Should a dispute arise between one or more of our members and one or more of the businesses that provide goods and services to our members, it is possible that we might become enmeshed in that dispute if either side decides that we sponsored the other or that we are the agent of the other. We endeavor to address this issue by providing in our contracts with business providers and the terms of service with our members that we have no liability in these circumstances; however, it is always possible that a court or jury could conclude that, despite our efforts and disclaimers, we have liability to one or the other of the parties in such a dispute.

COMPETITION

     Our primary target market, union members, is a highly desirable consumer segment. The competition for this market is intense. There are several companies that currently work with unions to provide benefits, products or services, or some combination, to both unions and their members, although, to our knowledge, none of these companies works with unions to create or promote discount networks. Many of these companies that work with unions in other ways and other potential competitors that do not actively target unions and their members at present have substantially greater resources than we do, even if this Offering is completely successful. Many of these competitors and potential competitors may also have greater brand recognition and better connections within the unions than we do. Direct competition from these competitors and potential competitors could have a substantial adverse effect on our business.

     Our business model is not legally protectible. The barriers to entry into our market are relatively low. Our success will depend, in large part, on our ability to achieve brand recognition in a very short period of time and to provide continuous real value to our members. Our members will be recruited on the basis of their affiliation with a union or other affinity group and will have no investment in their membership. We cannot assume that they will have any loyalty to us or the businesses that become part of their discount network unless we and those businesses continue to provide value to them.

     Our marketing efforts will be directed at the union members themselves as well as at various union officials who will make decisions about associating their union with UMDN and promoting that association. It will be extremely important to retain the goodwill of the unions and their officials.

DEPENDENCE ON KEY PERSONNEL

     We depend heavily on the management and vision of our principals, Kent and Starla Keith, who are husband and wife, for both daily operations and strategic planning. The loss of the services of either Kent or Starla Keith would severely and adversely impact our business. In addition to other factors that might cause us to lose the services of either Kent or Starla Keith, the business relationship between them, from which we believe we derive a significant benefit, might be adversely affected by any deterioration in their personal relationship. Our relationship with Mr. Larry Hagman is also critical to our marketing efforts. The loss of his services would require that we re-tool the marketing campaign that we are creating. His contract with us only requires that he perform his services on our behalf at times and under circumstances with which he is comfortable. This contract is terminable by either party without cause at any time and does not restrict Mr. Hagman from performing similar services for a competitor.

     In order for us to manage the growth that we anticipate, we shall require the services of additional senior management level personnel as well as other employees to perform critical administrative, financial, marketing, sales and customer service functions. We have no assurance that we shall be able to attract and retain the management and other personnel that will be necessary for our success.

LIMITED OPERATING CAPITAL

     We are seeking to raise between $850,000 and $2,000,000 in this Offering. At the minimum Offering level we would devote all of the proceeds to the development of the Los Angeles market and believe that we can become self-sustaining by just developing this market. We would require additional financing to expand beyond this market. At the maximum Offering level, we would devote the proceeds in excess of $850,000 to expansion in other markets (see OUR BUSINESS - Expansion Plan) and believe that these funds should be sufficient to sustain our operations until we become self-sustaining and to implement our entire business plan. We have no commitments for any additional capital nor even any assurance that additional capital will be available to us at the time that it may be required. The terms of any additional capital, if available at all, may be burdensome to our then existing shareholders, including the investors in this Offering.

RISKS ASSOCIATED WITH OUR SECURITIES
------------------------------------

OUR COMMON STOCK HAS NEVER BEEN TRADED; THEREFORE, PRICES FOR OUR COMMON STOCK MAY DECLINE AFTER THE OFFERING.

     At present there is no public market for the shares of our common stock offered hereby and there can be no assurance that a public market for these shares will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. There is no underwriter engaged in connection with this Offering and there can be no assurance that any brokerage firm will act as a market maker of our securities. If a market should develop, the price of our common stock may be highly volatile. In addition, an active trading market for our common stock may not develop or be sustained. Our sale of an aggregate of 1,700,000 shares for cash may cause the market price of our common stock to fall. Factors such as those discussed in this RISKS OF INVESTING IN OUR COMMON STOCK section may have a significant impact on the market price of our common stock. Due to the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock. Even if a purchaser finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

ARBITRARY OFFERING PRICE

     We have determined, arbitrarily, the $.50 per share price at which the shares of our common stock are being offered. There is no inherent relationship between the offering price and the assets, book value, net worth or any other economic or recognized criteria of value of UMDN. We determined the offering price after considering, among other factors, the total amount of capital we require for our proposed operations, the price per share which we expect to be acceptable to subscribers, the prices at which we have sold shares in the past and the dilution to be experienced by subscribers. See DETERMINATION OF OFFERING PRICE.

WE DO NOT INTEND TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

     We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. Even if we determine to pay dividends to the holders of our common stock, we can provide no assurance or guaranty that such dividends will be paid on a regular basis.

SIGNIFICANT OFFERING EXPENSES.

     We estimate that we shall incur significant expenses of approximately $100,000 in connection with this Offering. These expenses will decrease the amount of funds which would otherwise be available for use in our operations.

MANAGEMENT HAS BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING.

     The scalability and portability of our business model remain untested. Our present business plan provides for the proceeds of this Offering to be used as described under USE OF PROCEEDS. If, in our judgment, our business model requires modification, we intend to effect that modification and to use the proceeds of this Offering to implement the modified business model, which might differ materially from the Use of Proceeds outlined in this Prospectus. Accordingly, our management will have broad discretion with respect to the expenditure of the net proceeds of this Offering. Subscribers will therefore entrust their investments to our management's judgment with only limited information about specific application of the funds.

INVESTORS WILL BE SUBJECT TO IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE PER SHARE OF THEIR SHARES AFTER COMPLETION OF THE OFFERING.

     Our net tangible book value per share as of February 28, 2002, was approximately $(.05). After the Offering, we expect our net tangible book value per share to range from approximately $.09 to approximately $.20, depending on the number of shares sold. Therefore, there will be an increase in the net tangible book value per share for our existing stockholders of approximately $.14 to approximately $.25 and dilution in the price paid by investors ranging from approximately $.41 to approximately $.30 per share. See DILUTION.

WE MAY SELL ADDITIONAL SHARES OF OUR COMMON STOCK WITHOUT STOCKHOLDER CONSENT, WHICH WILL DILUTE THE INVESTORS' PERCENTAGE INTEREST IN UMDN.

     We may raise additional capital after completion of this Offering by issuing additional shares of our common stock. Our management will have the right to determine the number of shares that we shall offer and the purchase price per share without the consent or approval of the investors. In addition, the investors in this Offering will have no right to purchase shares in any subsequent offering in order to maintain their percentage ownership interest in UMDN.

BECAUSE OUR OFFICERS AND DIRECTORS ARE PROTECTED BY LIMITATIONS ON THEIR LIABILITY TO US AND TO YOU AND BY THEIR INDEMNIFICATION, UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS, THEY ARE NOT LIABLE TO YOU FOR LOSSES AND LIABILITIES RESULTING FROM THEIR MANAGERIAL ACTS.

     Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation and bylaws provide, however, that the officers and directors have no liability to the shareholders for losses sustained or liabilities incurred arising from any transactions entered into in their managerial capacities, unless they violate their duty of loyalty, do not act in good faith, engage in intentional misconduct, engage in a knowing violation of the law, approve an improper dividend or stock repurchase or derive an improper benefit from the transaction. As a result, we and you have a more limited right to action than would have been available if such provisions were not present. Our certificate of incorporation and bylaws also require us to indemnify our officers and directors against any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted our internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be consistent with (or, at least, not against) our best interest, and their conduct did not constitute gross negligence, misconduct or a breach of their fiduciary obligations to us and you.

NO MARKET CURRENTLY EXISTS FOR THE SHARES OF OUR COMMON STOCK, AND NONE MAY DEVELOP FOLLOWING THIS OFFERING. NO PRIOR MARKET EXISTS FOR THESE SHARES. THESE SHARES WILL NOT QUALIFY FOR LISTING ON NASDAQ. OUR COMMON STOCK MAY ONLY TRADE OVER-THE-COUNTER OR ON THE BULLETIN BOARD.

     Under the current rules relating to the listing of shares on NASDAQ we must have:

  *      three registered and active market makers;
  * stockholders' equity of at least $5 million, market capitalization of at least $50 million, or net income of at least $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;
  * operating history of at least one year or market capitalization of $50 million;
  *      public float of at least 1,000,000 shares;
  *      market value of public float of at least $5 million;
  *      a minimum bid price of $4.00 per share; and
  * at least 300 stockholders who own at least 100 shares each among other requirements.

     For a continued listing, a company must maintain:

  * two registered and active market makers, one of which can be a market maker entering a stabilizing bid;
  * stockholders' equity of at least $2.5 million, market capitalization of at least $35 million, or net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;
  *      a public float of at least 500,000 shares;
  *      market value of public float of at least $1 million; and
  *      a minimum bid price of $1.00 per share, among other requirements.

     Our common  stock will not  initially  be  eligible  for listing on NASDAQ.
Accordingly, trading, if any, in the shares will be conducted in the over-the-counter market on an electronic bulletin board established for shares that do not meet the listing requirements of the Nasdaq Stock Market, Inc. or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

SHOULD THE COMMON STOCK REMAIN TRADING ONLY IN THE OVER-THE-COUNTER MARKET OR BULLETIN BOARD, LIQUIDITY IN THE COMMON STOCK MAY BE SEVERELY LIMITED.

     Stocks in the over-the-counter, bulletin board or "pink sheet" market ordinarily have much lower trading volume than on NASDAQ. Very few market makers take interest in shares traded over-the-counter; and, accordingly, the markets for such shares are less orderly than is usual for NASDAQ stocks. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of common stock in any significant amount can generally not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.

PENNY STOCK REGULATIONS MAY IMPOSE ADDITIONAL RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

     The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to trade our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such investors can sell any such securities.

     Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

    -       control  of  the  market   for  the   security   by  one  or  a  few
            broker-dealers that are often related to the promoter or issuer;

    - manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

    - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

    - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

    - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

     Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under PROSPECTUS SUMMARY, RISKS OF INVESTING IN OUR SHARES OF OUR COMMON STOCK, MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS, BUSINESS and elsewhere in this Prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under RISKS OF INVESTING IN OUR COMMON STOCK and elsewhere in this Prospectus.

     In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue" or the negative of such terms of other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus.

                                 USE OF PROCEEDS

     We estimate that our net proceeds from this Offering will range from approximately $750,000 if the minimum number of shares are sold to $1,900,000 if the maximum number of shares are sold, in each case after deducting estimated offering expenses, excluding commissions to brokers that may participate in this Offering. We currently expect to utilize these net proceeds as follows:

                                               Minimum                           Maximum
                                        Amount       Percentage            Amount       Percentage
                                        ------       ----------            ------       ----------

Furniture Fixtures
   and Equipment                          $  45,000         6%             $   135,000         7.1%

Software Development                      $  30,000         4%            $     90,000         4.7%

Sales and Marketing                       $ 375,000        50%              $1,125,000        59.2%

Working Capital                           $ 300,000        40%             $   550,000          29%

     These  are  estimates.   Should  we  determine,  in  the  judgment  of  our
management, that a reapportionment or redirection of funds is in our best interests, our Board of Directors may increase or decrease the actual amount expended to finance any category of expenses at its discretion. The proceeds of this Offering that are not expended immediately may be deposited in interest-bearing accounts or invested in government obligations, certificates of deposit or similar short-term, low risk investments. No portion of the proceeds of this Offering will be applied to the repayment of any of our indebtedness to our existing shareholders.

                         DETERMINATION OF OFFERING PRICE

     There has been no prior public market for the shares of our common stock. We have arbitrarily determined the price to the public of the shares offered hereby. Among the factors we considered in determining the offering price were our capital requirements; the history of, and the prospects for, our business; past sales prices of our common stock; an assessment of our management; our past and present operations; our development and the general conditions of the securities markets at the time of this Offering as well as the dilution to be suffered by the investors in this Offering. The offering price for the shares does not necessarily bear any relationship to our assets, earnings, book value or any other recognized criteria of value.

                                    DILUTION

     As of February 28, 2002, our net tangible book value was ($228,887) or ($.05) per share. Our net tangible book value per share is our tangible assets, less all liabilities, divided by the number of shares of our common stock outstanding. After giving effect to our sale of the minimum number of shares offered by this Prospectus and after deducting estimated Offering expenses, adjusted net tangible book value would be $521,113 or $.09 per share. After giving effect to our sale of the maximum number of shares offered by this Prospectus and after deducting estimated Offering expenses, adjusted net tangible book value would be $1,671,113 or $.20 per share. The result will be an immediate increase in net tangible book value per share of $.14 (in the case of the minimum) or $.25 (in the case of the maximum) to existing stockholders and an immediate dilution to new investors of $.41 (in the case of the minimum) or $.30 (in the case of the maximum) per share. As a result, investors in this Offering will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders paid for their shares. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the offering price to investors. The following table illustrates this dilution:

                                                         Minimum       Maximum

     Offering price per share of the                      $  .50         $.50
     common stock offered hereby

     Net tangible book value per share, before           ($.05)         ($.05)
     the Offering

     Increase per share attributable to the sale of       $.14           $.25
     the shares offered hereby

     Pro forma net tangible book value per share,         $.09           $.20
     after the offering

     Dilution per share to new investors                  $.41            .30

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     THE  FOLLOWING  DISCUSSION  AND ANALYSIS  SHOULD BE READ  TOGETHER WITH THE
FINANCIAL   STATEMENTS  AND  RELATED  NOTES  OF  UMDN,  INC.  INCLUDED  IN  THIS
PROSPECTUS, BEGINNING ON PAGE 35.

     We began operations in 1998 as a sole proprietorship. Prior to incorporation, our principals, Kent and Starla Keith, invested approximately $150,000 in testing and refining the core concepts of our business model. This process has continued through the date of this Prospectus, with additional loans of approximately $250,000 and investments of approximately $325,000 provided by our principals, their relatives and a small group of other stockholders. We believe that we have demonstrated the feasibility and viability of our business notwithstanding the losses that we have sustained in the years ended August 31, 2000, and 2001.

     Our business model requires that we simultaneously build both a network of fee-paying businesses and a membership base to patronize those businesses. We derive our revenues solely from the business providers with which we contract to provide goods and services to our members. We do not levy a membership or subscriber charge on our members. Since inception, we have not had the financial resources to market to either of these groups in a robust manner, much less to both simultaneously. We have, therefore, switched the focus of our limited resources from sales, to infrastructure, to union and member recruitment as our needs and growth in each area have dictated. We believe that we simply need the means to allow us to market effectively to both groups simultaneously to achieve profitability. During the past three years, we have demonstrated our ability to sell our program to business providers and the willingness of local unions to market our program to their members. The growth necessary to create a viable business from this opportunity with positive cash flow will require an ongoing, sophisticated and expensive marketing program. We believe that a properly designed and executed marketing campaign will bring new active members and increase usage as well as create recognition among various local and national businesses. The goal of this campaign is a large, active membership patronizing our business providers and enabling those business providers to justify continuing to make the monthly payments to us on which our success depends.

     During the fiscal year ended August 31, 2001, our revenues decreased to approximately 69% of their levels for the prior fiscal year. This decrease was due primarily to a shift in the focus of our activities and limited resources from creating a large, viable network of business providers to increasing union support and recognition of the UMDN program. We anticipated the short-term negative impact on our revenues but believe that the long-term health of the UMDN program will be positively affected by our efforts to increase membership and usage of our discount network. Our revenues in the fiscal year ended August 31, 2000, included revenues from a number of business providers that discontinued their monthly payments in the fiscal year ended August 31, 2001, because they did not receive sufficient patronage from our members. We have continued to include these business providers in our program in order to maintain a robust network for our membership so long as they undertake to reinstate their payment program once we have increased our membership.

     In May, 2001, we realized that we could not sustain our operations from either additional investments from our previous financing sources or from internally generated funds. In an effort to obtain access to capital markets and raise the funds necessary to implement our business plan fully, our shareholders exchanged all of their shares for shares of the capital stock of Delta Capital

Technologies, Inc., a small public company. Due to the difficult capital markets at the time, however, Delta was unable to provide us with sufficient financing; and this transaction was rescinded on November 1, 2001, by agreement of all parties in accordance with its terms. During the period that Delta was the holder of a majority of the shares of our outstanding common stock, we were able to raise approximately $170,000 through a private placement of units consisting of shares of common stock and warrants to purchase additional shares of our common stock and we received an investment of an additional $30,000 in our common stock directly from Delta and its affiliates.

     This distraction of our resources to financing activities also contributed to lower revenues in the year ended August 31, 2001, compared to the prior period. In addition, our expenses increased dramatically, from $250,202 in the fiscal year ended August 31, 2000, to $444,617 in the fiscal year ended August 31, 2001. This increase is due primarily to legal and consulting fees incurred in connection with our financing activities and the Delta transactions, the accrual of interest on our outstanding indebtedness and an increase in the rate of officers' salaries. Thus the ratio of our expenses to revenues suffered as a result of both reduced revenues and increased expenses, both of which are largely attributable to the diversion of our efforts from operations to financing activities.

     Since the time that we rescinded the Delta transaction and became, once again, a private company owned by a small group of shareholders, we have simultaneously been actively seeking additional capital, redesigning and implementing improved database capabilities and increasing our sales and union marketing efforts. Our revenues in the six months ended February 28, 2002, increased to approximately 106% of their levels in the same period in the prior fiscal year. Our revenues have also increased from quarter to quarter over the three quarters ended February 28, 2002, from $13,600 in the quarter ended August 31, 2001, to $17,640 in the quarter ended November 30, 2001, to $23,004 in the quarter ended February 28, 2002. We attribute these increases, in large part, to a shift back in the allocation of our resources to a focus on the expansion of our network of business providers. Our operating results for the six month period ended February 28, 2002, continued to be adversely impacted by the same expenses that increased dramatically in the fiscal year ended August 31, 2001.

     We intend to devote most of the proceeds from this Offering to marketing. We expect to concentrate our marketing efforts on direct mail campaigns initially in the greater Los Angeles metropolitan area and then, if sufficient proceeds are received, in the New York City metropolitan area. We believe, based on our experience to date, that we should be able to achieve monthly operating profitability within nine months, and a cash flow break even within approximately fifteen months, following our receipt of the minimum proceeds from this Offering. We believe that our general, selling and administrative expenses as a percent of revenues will decrease as we add to our membership base and those members patronize our business providers at levels sufficient to justify their monthly payments to us. We anticipate some churn among our providers and that we shall continually be seeking new providers within each network. We expect, however, that, as the networks mature and become more stable, the existence of a steady and expanding membership base will encourage retention of existing business providers and make the acquisition of new business providers easier and less expensive.

     We do not believe that our business should be affected by seasonal factors. Most of the services and products supplied by our network providers are utilized throughout the year. We anticipate spending only a relatively small portion of the proceeds from this Offering on capital equipment, such as office furniture and computer workstations. See USE OF PROCEEDS.

     In addition to the proceeds of this Offering, our principal shareholders have committed to advance to us up to $350,000 as a loan that is repayable at their demand but only after November, 2003. The terms of this loan require the payment of interest at an annual rate of eight percent but do not require the payment of any portion of the principal or interest until the maturity date. We believe that the remaining $230,000 unborrowed under this loan, together with the anticipated minimum proceeds of this Offering, should be sufficient to fund all of our required marketing and operating expenses until we reach cash flow break even. If we are successful in our efforts in Los Angeles, however, we plan to expand our business on a national scale. See OUR BUSINESS - Marketing. This may require that we seek additional funding if we do not receive the maximum proceeds from this Offering. At this point, we have no assurance that, should this additional funding be required, it will be available or, if it is available, that it will be on terms that will be acceptable to us and our shareholders, including the investors in this Offering.

     In addition to the loan from Kent and Starla Keith, we have borrowed $120,000 from certain of their relatives. These loans are due on January 3, 2004. We do not intend to use the proceeds of this Offering to repay any of these loans. We believe that, even if we only sell the minimum number of shares in this Offering, we should be able to repay all of these loans as well as the loan from Kent and Starla Keith when they are due out of our future cash flow.

     As noted elsewhere in this Prospectus (see CERTAIN TRANSACTIONS and EXECUTIVE COMPENSATION), our principal shareholders are providing to us the use of their office facilities for an all-inclusive monthly rental of $1,000, which they are contributing to capital, and have also contributed their salaries, which accrue at the rate of $7,000 each per month, to capital. These accommodations have significantly reduced our operating cash flow requirements. Should these accommodations no longer be made available to us our operating cash flow needs would increase commensurately. If we are successful, we anticipate outgrowing our present office facilities in the near future and have taken into account the need to move to other office facilities in determining our cash requirements.

                                  OUR BUSINESS

SUMMARY

     UMDN is a marketing company which has created a benefits program specifically for union and association members. Our goal is to extend the collective bargaining power of the unions to purchasing power with local and national businesses. We enroll members of unions and other large affinity groups to leverage their buying power and elicit proprietary discounts from businesses wanting to access this market. We provide the means, through live operators, an online interface and printed materials, for our members to find and patronize these businesses. We have engaged the services of Mr. Larry Hagman to act as our spokesperson for our marketing campaign. Unlike other affinity group marketing organizations, we derive our revenue solely from the businesses that provide these discounts. We do not derive any revenue, whether as subscriptions or dues or otherwise, directly from our members. We commenced operations in the Los Angeles metropolitan area in late 1998 and seek to expand these operations both in Los Angeles and in other metropolitan areas where we believe there are concentrations of union members.

BUSINESS STRATEGY

     We market to members of unions and other affinity groups who do not pay any fee or increased dues for membership with us. We rely for our revenue on fees from the businesses providing goods and services to our members. Our relationship with the unions and other affinity groups is symbiotic: we increase the benefits that they make available to their members, making them more attractive to new and existing members, while they provide a significant, discrete and somewhat homogeneous group of consumers to the businesses with which we have contracts.

     Our business model differs from traditional affinity group marketing or discount programs. Traditional programs, such as the American Automobile Association, the American Association of Retired Persons and Costco, charge a fee to their members and solicit national providers to supply their members limited, well-known, discounted products and services. These national providers either pay no fee at all or they pay a small percentage of sales.

     We call the businesses that cater to our membership "Providers." There are three classes of Providers that offer goods and services to our members: Local Providers, National Providers and Strategic Partner Providers.

     Local Providers are generally small business establishments within each neighborhood of a major metropolitan area where we establish a Local Discount Network. We divide each metropolitan area into a number of smaller neighborhoods, each consisting of two to five zip codes. Within these smaller neighborhoods, we solicit Local Providers that provide goods and services to our members. As a general rule we seek to contract with two Local Providers of the same types of goods or services within each smaller neighborhood. Each Local Provider pays a modest monthly fee to us and agrees to provide to our members discounts that are larger than it provides to any other customer on any basis. We believe that businesses are willing both to pay a modest fee and to provide discounts if we can deliver to them a loyal customer base that ensures a significant return on their investment.

     National Providers are regional or national chains that provide popular consumer outlets for all members, whether they live inside or outside the areas where Local Discount Networks are established. National Providers offer our members discounts on goods or services purchased from them and generally pay to us a percentage of the revenues they derive from our members, although they may be contracted for a flat fee on a yearly basis. Discounts may or may not be the largest discounts available to consumers.

     Strategic Partner Providers are regional or national service providers that provide services to our members in much the same way and for similar fee structures as National Providers, but on a private-label or co-branded basis. Examples of potential Strategic Partner Providers include telephone services, internet service providers, insurance, credit cards, online financial services and travel services.

UNION RELATIONSHIPS

     In identifying affinity groups that would be appropriate candidates for our business, we have focused on union locals. The members of union locals are generally concentrated geographically and, often, demographically. This coincides naturally with our concept of Local Discount Networks catering to a relatively homogeneous clientele. Our experience to date indicates that unions are eager to assist us in enrolling their members because we help strengthen union loyalty by increasing benefits with no increase in dues or other costs to the unions or the members. This assistance takes a variety of forms such as including our articles in their newsletters, providing us access to their mailing lists for direct mailings, permitting us to insert our promotional pieces in their mailings, inviting us to speak to their members and referring us to other unions and other locals of the same union. This access affords us credibility, provides low-cost advertising and creates a barrier to competition. It requires, however, that we continuously work to maintain and enhance our relationships with each local.

     We actively support union activities in a variety of ways, including lending the services of our employees and our office space, speaking at union meetings and rallies and supporting union actions. In addition, we are planning the creation of two free information services directed at union members and union leaders: UnionBoycott.com and Strike411.com. These are planned as destination websites which the union community will use to identify those businesses that are being targeted by various unions due to problems organizing or negotiating contracts. We intend to brand these websites as "Operated By UMDN," with heavy cross-promotion between them and the UMDN.com website. Beyond helping to drive traffic and increasing goodwill, we believe that these websites will enable us more easily to identify businesses that may have poor relations with their unions and should, therefore, not be considered appropriate Providers. We are also considering a plan to create a charitable fund to which we would contribute one percent of our gross profits and which would support union organized charities and causes. We believe that these and similar efforts should create considerable goodwill and evidence of our activism and commitment to the union community, helping to solidify our position with the unions.

PRESENT OPERATIONS

     At present we operate two Local Discount Networks, one in Los Angeles and one in New York.

     The Los Angeles network is currently comprised of approximately 350 Local Providers located in 53 neighborhoods offering a variety of products and services in various categories, including health care, automotive, retail, restaurants, legal, financial, entertainment and others. New Local Providers are currently being added to the Los Angeles network at a rate of approximately one to two per week. The Local Providers contract for listings on the network on either a month-to-month, six month or one year basis. The fee is determined by the length of contract, coverage area and type of business. The initial fee collected with a new contract ranges between $200 and $5,000 but typically averages approximately $800. We receive the greatest benefit when the Local Providers continue to pay the fee on a monthly basis because there are no sales costs associated with the revenue at that time. At present, recurring revenue from existing Local Providers is negligible due to the fact that only one to two percent of the Local Providers continue to pay after their initial term expires. We attribute this to both a low number of members and a low rate of usage by members, which we perceive to be due to a lack of marketing. If a Local Provider has not experienced enough usage but is willing to extend the discount and expresses its intention to resume paying the monthly fee at such time that usage increases to make it cost effective, we currently keep the business on the network at no charge in order to maintain a robust network for our membership. Our current rate of sales in Los Angeles is being sustained by one fully commissioned outside salesperson and one telemarketer, paid hourly plus commission, who work together as a Sales Team.

     The New York network was begun ahead of the scheduled roll-out at the request of several entertainment union locals with significant bi-coastal memberships. It is comprised of 28 Local Providers that were put under contract on a promotional basis over a year ago after being solicited by telephone. Further activity in the New York network was suspended in order to focus our limited resources on the Los Angeles market. We intend to re-focus on the New York network as part of our first expansion efforts once we obtain the necessary capital.

     We currently have National Provider contracts with Avis Rent A Car, FTD, RDAY Nutritional Products, Ripley's Believe It or Not Museum and ICR Credit Repair. Avis and RDAY are contracted on a percentage of sales basis. The other accounts each paid $4,000 to $18,000 for a one-year contract. We are currently pursuing contracts with other potential National Providers.

     We are also pursuing Strategic Partners to provide discounts for members and attain revenue for UMDN in large vertical markets. One such market is the insurance industry where we have aggressively pursued alliances. We have contracted with Mainstay Financial, Inc. to act as an insurance broker to our members. This contract provides us revenues of $2.00 per month for each UMDN member who becomes a policyholder, with provisions for greater revenue triggered by increased volume. Additionally, through our association with Mainstay, we expect to contract with Allied Insurance Company to offer discounted home and auto insurance to our members and to advertise to our members in a co-operative, co-branded direct-mail campaign ongoing throughout 2002 and into 2003. Under the terms of this contract Allied will pay for both the mailing and materials, which will be co-developed by Allied and UMDN. Allied will provide phone quoting services as well as a co-branded web page linked to the "Insurance Services" section of our website, which will provide members with real-time quotes online.

     We have also contracted with Millenium Health Care Association, a company that facilitates health insurance for low-income families by utilizing federal and state tax incentive programs. UMDN will receive a fee of $1 per month for each UMDN member who becomes a Millenium Health Care policyholder. Additionally, all other Millenium policyholders will automatically be enrolled in UMDN as part of their benefits package, thus increasing our membership base.

     We are currently in a beta-test phase with NetCBC to offer our members and our Providers internet access, website hosting and development and e-commerce services. We would receive a flat fee for service on all product offerings ranging from $3 - $5 per month per user and $5 - $20 initial set up fee. We are currently evaluating new agreements and products, with both NetCBC and other internet service providers, and expect to have a nationwide Strategic Partner in the internet service provider market within the next several months.

EXPANSION PLAN

     We have identified an initial twenty metropolitan areas in the United States, in addition to Los Angeles and New York City, in which we believe that the number and concentration of union members will enable us to create viable Local Discount Networks.

     As soon as we have the financial and management resources available, we intend to send into each of these metropolitan areas an enrollment team and account managers. The enrollment teams and account managers will be employed by independent sales organizations with which we shall contract for particular markets. Enrollment teams establish and maintain relationships with the local unions and their members. They also design and implement promotional activities targeted to member registration and usage. Account managers are the customer service team. They call on local businesses to solicit them to become Local

Providers in our Local Discount Network, and they provide customer service to existing Local Providers. They also call on National Provider locations that are within their territory to provide additional customer service. We also have telemarketers in our Santa Monica offices to identify, contact and pre-qualify local businesses that are candidates to become Local Providers in the Local Discount Network and to schedule appointments with them for our account managers.

     Our telemarketers are also responsible for contacting potential National Providers; however we have a separate national accounts team that is responsible for the negotiation and consummation of agreements with both National Providers and Strategic Partner Providers.

MARKETING

     To supplement the activities of our enrollment teams and account managers, we advertise in targeted publications, by direct mail, at trade shows and in other local media outlets. Additionally, we have contracted with Larry Hagman to be our celebrity spokesperson. Mr. Hagman, who is probably best known for playing J. R. Ewing on the Dallas television series, has been a union member for forty years and is also a member of our advisory board. We intend to feature Mr. Hagman in most of our advertising campaigns in television, radio and print in each of our targeted metropolitan areas. Under the terms of our agreement with Mr. Hagman, he retains approval rights with respect to all marketing materials using his name or likeness and is only required to provide his services at times and under circumstances with which he is comfortable. This agreement with Mr. Hagman renews each March 1 on an annual basis and is terminable by either party without cause at any time.

     Historically, our primary means of marketing to members has been through developing relationships with Los Angeles union locals and relying on them to reach their membership with our materials, as well as through word of mouth from the union members themselves. These efforts are directed by our benefits coordinator. As we continue to market to the union community in this manner, we find ourselves with a substantial and growing database of members and an increasing willingness in the union community to trust us with their membership databases. Therefore, we are expanding our marketing efforts to direct-mail and email campaigns in order to build usage with new union members as well as with our existing members. The 25,000 members currently in our database represent only 2.5% of the approximately 1,000,000 union members in Los Angeles and represent members in only 45 of approximately 2000 union locals in Los Angeles.

     We expect to devote most of our direct mail efforts to marketing to current and potential members and to utilize for this purpose membership lists that we have already received from a number of union locals in Los Angeles as well as lists we intend to attempt to acquire from new union affiliates and from list vendors. One goal of the direct marketing campaign is to encourage new member registration. We expect to be able to sign up large numbers of our target users, the union and association members. This is a free program, coming to them ostensibly from their own union or association as part of their benefits package.

     We recognize, however, that simply enrolling members is not the key to our success. Based on our own historical data we believe that usage is the key to our success, and our marketing resources are allocated accordingly. When we designed our network structure, it was with the idea that we must have an abundance of members available to patronize our Providers. Our business model contemplates that our neighborhood Local Discount Networks will have relatively small numbers of Providers and high numbers of members per Provider. We believe that we can accomplish this because there are so many different types of potential businesses with which we can contract. We do not need a large number of them in any one neighborhood in order to generate considerable revenue. We have estimated that our total market of union and association members and their family members in Los Angeles is approximately 3,500,000. We believe that we need only capture less than 10% of our total potential user market as members within the next two years to be successful. There are 500,000 small businesses in Los Angeles County, and we believe that we need to contract with less than 1% of this market as Providers to be successful.

     An important benefit to creating our Local Discount Networks in distinct neighborhoods is that, when we add unions with membership bases that primarily live in certain areas, we can focus our sales efforts on those neighborhoods where we know the union members live or work. Our initial target is to have approximately 105 members for every individual Provider in each Local Discount Network. Our best estimates, based on anecdotal evidence from the cross-section of Providers that we currently have, is that the average Provider needs five visits or purchases per month from our members in order to make its association with us profitable enough that it will continue paying our monthly fees for referrals. This means that we would need fewer than 5% of our members to be active in any given month to achieve our targets.

     We have developed and refined our database and information collection techniques to provide information concerning Provider usage by our members. We believe that this data should enable us to fine-tune our marketing activities and to select the types and locations of potential Providers that will benefit our membership the most, and that will therefore benefit the most from our membership, within each neighborhood. We anticipate that these data collection and data management capabilities will be vitally important.

     While we recognize that union members, as a whole, may be somewhat homogeneous, we also recognize the significant demographic and geographic diversity of our present and prospective membership base and that different types of local Providers may be more or less appealing to different segments of this membership base. We have the ability to adapt our selection of Providers and potential Providers to each neighborhood within our Local Discount Networks and to provide some rational, predictive data to support our marketing efforts to particular prospective Providers. This same data will also enable us to provide a basis for the fees that we charge to particular local Providers and to justify different fees for different local Providers.

     We have created newsletters for both members and Providers, which are delivered through both email and conventional mail. Member targeted newsletters promote the various benefits of membership in UMDN as well as highlight individual Providers in our network. We promote activism with feature articles on the history and current state of the nation's unions. The purpose of these newsletters is to build usage of the Provider network as well as build awareness of UMDN's activism and commitment to the union community. Provider targeted newsletters feature UMDN activities which are designed to increase member traffic to the Provider businesses. This may include the activities of our spokesperson, Larry Hagman, our activities with associated unions, new unions associating with us, as well as ways the Providers can increase the value of their contract with us. These newsletters are designed as positive reinforcement of the Providers' involvement with us.

COMPETITION

     As noted earlier (see OUR BUSINESS-Business Strategy), traditional affinity group marketing or discount programs are generally based on a fee for membership structure, with the programs earning their revenues primarily from subscription or membership fees charged to the members and only secondarily, if at all, from the providers of goods and services to the members. To the best of our knowledge, no existing affinity group marketing or discount program utilizes small local businesses to form local discount networks. Additionally, we know of no other company that markets local businesses specifically to the union community. We believe that these components, which are the core of our business model, distinguish us from all other affinity group marketing or discount programs. Nonetheless, in the past few years there have been several companies that have tried to market their services specifically to or for unions or their members; and we expect that there will be others. There are many companies with stronger ties in the union community and more resources than we currently possess that could become competitors. We believe that our most formidable competition is yet to surface and will be in the form of a potential competitor's substantial increase of its resources devoted to the development and marketing of products and services that compete with our Providers' products and services.

     The American Federation of Labor-Congress of Industrial Organizations (more commonly known by its acronym as the AFL-CIO) created a program in 1986 called "Union Privilege" (now also called "Union Plus by Union Privilege").The purpose was to provide members consumer benefits and strengthen member recruitment. The program is built on a "Unions Choose" philosophy, that necessitates that each international AFL-CIO union decide independently which Priviledge programs they will endorse and how they will promote those programs to their members.
Additionally, the program is not funded by union dues; and, after more than fifteen years of operation, still only includes six national providers offering services at a discount, and a limited self-employment or supplemental insurance program. This suggests to us that this program is not robustly managed or promoted. The Union Privilege program does not preclude efforts by individual unions to offer other benefits to their members, such as participation in our program, even if they have chosen actively to promote Union Privilege programs.

OFFICE SPACE

     Our offices are currently located in a building owned by the founders. We rent our office space on a month-to-month basis, with utilities, for $1,000.00 per month which Kent and Starla Keith contribute to capital. See CERTAIN TRANSACTIONS. We anticipate, if this Offering is successful, that we shall need to relocate our operations to more conventional and larger office space.

EMPLOYEES

     We currently have five employees. In addition to Kent and Starla Keith, who are our only executive employees, we have four additional full-time employees engaged in sales, union relations and clerical functions and one independent contractor salesperson. We believe that our relations with all of our employees are good.

                                LEGAL PROCEEDINGS

     There are no material legal proceedings pending to which UMDN is a party; and we are unaware of any contemplated material legal actions against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

OFFICERS AND DIRECTORS

     The names and ages of our directors and executive officers are set forth below. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to serve at the pleasure of the Board.

Name                       Age          Position(s) with UMDN
----                       ---          ---------------------
Kent Keith                 36           President and Director
Starla Keith               42           Secretary, Treasurer, Chief Financial
                                        Officer and Director

Maj Hagman                 73           Director
Gary Horowitz              65           Director
Michael Posner             62           Director

     The co-founders of UMDN are Kent and Starla Keith, who remain our senior management. As a general rule, Kent Keith is primarily responsible for the design and implementation of all of our information technology systems, including net development, database management and reporting; and Starla Keith is primarily responsible for all financial, human resource and administrative operations. Kent and Starla Keith together manage all sales and marketing activities, the creation and realization of our product offerings and plans for the future operation of the business.

     Prior to the founding of UMDN in 1998, Starla Keith was an equity owner in, and Vice President-Sales and Marketing for, Shalimar Real Estate Inc. and Angel Investment, Inc., both Colorado-based real estate development companies. Additionally, Ms. Keith was President of Community Properties, a California-based real estate development company of which she was also a founder, which specialized in the development of H.U.D. housing. Ms. Keith has held the positions of Western Sales Manager, Regional Manager and District Manager with Bristol-Meyers Squibb, Laerdal Medical Corporation and Zimmer Elektromedizin. Ms. Keith was a co-owner and operator of First National Food Company, a restaurant located in Pacific Palisades, California. Ms. Keith is currently a Trustee of the New Roads Foundation, an educational foundation dedicated to building schools in the Los Angeles area. She has also been a Trustee of AOF/Pacific Affordable Housing Corp., a California non-profit corporation. Starla Keith has been a member of the Screen Actors Guild Union for over thirteen years. Ms. Keith received a Bachelor of Science degree in Advertising/Public Relations from the University of Colorado and a Masters of Business Administration degree from Pepperdine University.

     Kent Keith began his professional career while attending San Diego State University, as a Sales Manager for Balloonatiks, Inc., a California based events producer and retailer of specialty products. During his tenure there, Mr. Keith was directly responsible for the creation of the Wholesale Division and subsequently held the position of Division Director. Mr. Keith briefly held the position of Territory Manager for Shield Health Care, a Southern California medical supplies distributor before founding the Keith Kompany, a Los Angeles eyewear distributorship that marketed the exclusive lines of Calvin Klein, Gianfranco Ferre and others, for the world's two largest eyewear manufacturers, Marchon, Inc. and The Safilo Group. Additionally, Mr. Keith is a member of American MENSA, is a certified ABO Speaker/Trainer and has acted as an outside sales consultant, training sales personnel for both medical and eyewear companies.

     Maj Hagman is the wife of Mr. Larry Hagman, our spokesperson, whom she met in London while she was working as a designer consultant to fashion houses. After moving to California with Mr. Hagman, she has engaged in real estate development activities and continued with her design activities. Ms. Hagman serves on the Boards of Directors of, and volunteers her services to, the John Wayne Cancer Institute, the Susan Komen Foundation, the Solar Electric Light Fund, the Ventura County Museum of Art and History and the Ojai Music Festival.

     Gary Horowitz was President and a Director of SolutionsAmerica, Inc. from 1999 to 2001. From June, 1998 through April 1999, Mr. Horowitz was President of Recovery Network, Inc., a cable television network programming subject matter relating to addition and health issues. From July 1993 through March 1996, he was President and chief executive officer of Harmony Holding, Inc., a publicly-held company whose shares are traded on the NASDAQ Small Cap Market and which owned and operated a group of television commercial and music video production companies. Mr. Horowitz served as director, publisher and chief executive officer of the alternative weekly publication "LA Weekly" and was co-founder of Wakeford/Orloff, a producer of television advertising for major American corporations and of motion pictures.

     Michael Posner is a founding partner of the law firm Posner & Rosen LLP. Mr. Posner is a litigation attorney representing primarily unions and employees. He is a Fellow of the College of Labor and Employment Lawyers and a member of the Labor and Employment sections of both the American and California Bar Associations. From 1994 to 1997, Mr. Posner was the Union Co-Chair of the Committee on the Development of Labor Law Under the National Labor Relations Act and one the editors-in-chief of The Developing Labor Law supplements. Mr. Posner is also a member of the Los Angeles County Bar Association Committee on Labor Law and its Executive Committee and the Los Angeles Advisory Council of the American Arbitration Association. Mr. Posner is a frequent speaker at American Bar Association, Los Angeles County Bar Association, American Arbitration Association and ALI-ABA programs. From 1997 to 1998, Mr. Posner was the co-Chair of the entertainment Industry Labor Law Conference of the Los Angeles County Bar Association Labor Law Committee.

BOARD OF ADVISORS

     We have relationships with several individuals who provide particular services or particular expertise for our benefit from time to time at our request: Mr. Larry Hagman, Mr. Mark Galanty and Mr. Larry Zuccolotto.

     Larry Hagman, has been in the entertainment industry for over fifty years. Mr. Hagman is President of MajLar Productions and is also a member of the Board of Directors of the Kidney Foundation of America. Mr. Hagman is our spokesperson.

     Mark Galanty is a principal partner in, and Senior Account Executive of, Galanty & Co, a Los Angeles advertising firm specializing in corporate, government and union advertising campaigns. Mr. Galanty provides advice on our marketing campaigns, materials and message and directs much of our work with Mr. Hagman.

     Larry Zuccolotto provides insurance industry expertise. He is currently the Director of Benefits & Operations for Association Benefits Consultants, an affiliate of Link-Allen. Mr. Zuccolotto has been engaged in structuring and implementing employee and employer benefit programs for over twenty years. He has spent the past several years creating policies and discount programs for associations throughout the State of California.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Each of our directors is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors, but directors are not compensated for services provided in their capacities as directors. There is no compensation committee and no compensation policies have been adopted. We also grant to each non-employee director ten year options to acquire 100,000 shares of our common stock at the fair market value of such shares on the date on which they become directors. These options, which are granted pursuant to the 2002 Stock Option Plan of UMDN, Inc., described below (see EXECUTIVE COMPENSATION-Stock Option Plan), vest as to 25,000 shares immediately and as to 25,000 additional shares on each of the first three anniversaries of the grant date if the optionee then remains a director. On April 16, 2002, we granted these options to Ms. Hagman and to Messrs. Horowitz and Posner with exercise prices of $.25 per share, which was determined to be the fair market value of our shares on that date.

     Effective as of August 29, 2000, we entered into employment contracts with our founders and principal officers, Kent and Starla Keith. These are each five-year contracts, terminating on August 28, 2005, although we may terminate them earlier for cause and Mr. or Mrs. Keith may terminate them earlier with or without cause. Each contract provided for monthly compensation of $10,000, which has never been paid in full. As of November 1, 2001, Mr. and Mrs. Keith waived all of their claims for accrued compensation and agreed to reduce their salaries to $7,000 apiece. They have also agreed, however, to contribute all of their salaries accrued through February 28, 2002, to our capital. Since February 28, 2002, we have not paid either Mr. or Mrs. Keith their salaries but are continuing to accrue them.

     On September 1, 2001, we entered into a one-year Consulting Agreement with Mr. Gary Horowitz. Under this Consulting Agreement Mr. Horowitz agreed to assist us in our capital raising efforts and we issued to Mr. Horowitz, as compensation, a fully vested, five-year option to purchase 100,000 shares of our Common Stock at $.02 per share. This option is in addition to the option granted to Mr. Horowitz when he later became a non-employee director.

SUMMARY COMPENSATION TABLE

                                               Annual Compensation            Long Term Compensation
                                                                                   Awards           Payouts
                                                                                        Securities
                                                            Other Annual   Restricted   Underlying   LTIP       All Other
          Name             Year Ended    Salary     Bonus   Compensation      Stock      Options/    Payouts  Compensation
 and Principal Position     August 31      ($)       ($)         ($)         Awards      SARs (#)      ($)         ($)
-------------------------- ------------ ---------- -------- -------------- ------------ ------------ -------- --------------
Kent Keith, President      2001         50,000        0           0             0            0          0           0
Starla Keith, CFO          2001         50,000        0           0             0            0          0           0

STOCK OPTION PLANS

     On April 16, 2002, our directors and majority shareholders approved the adoption of the 2002 Stock Option Plan of UMDN, Inc. This Plan provides for the issuance of both incentive and non-qualified stock options to our employees, our non-employee directors and our consultants. The total number of shares that may be subject to options issued under this Plan is twenty percent of the total number of shares of our Common Stock outstanding from time to time. At present, there are 14,924,000 shares of our Common Stock outstanding. Therefore, the total number of shares that may be subject to options granted under this Plan on the date hereof is 2,984,800. If the maximum number of shares of our Common Stock are sold in this Offering, the total number of shares that could be subject to options granted under this Plan would increase to 3,784,800. In order to comply with certain provisions of the Internal Revenue Code of 1986, as amended, the total number of shares that may be subject to incentive stock options granted under this Plan may never exceed 2,000,000, irrespective of the number of shares of Common Stock outstanding. No options may be granted under this Plan after the tenth anniversary of the date on which the Plan was adopted nor may any option granted under this Plan extend beyond the tenth anniversary of the date of grant of the option. Options granted under this Plan may not be transferred except by will or the laws of descent and distribution. As noted above, we have granted options to purchase 300,000 shares under this Plan to our newly elected, non-employee directors. These options are non-qualified options.

     This Plan is administered by a Committee of our Board of Directors or, if, as at present, no committee has been appointed, by our entire Board of Directors. Subject to the provisions of the Plan and, with respect to incentive stock options, the restrictions contained in the Internal Revenue Code, the administrators have complete discretion to determine who is to receive options; the number of shares to be covered by each option; the exercise price, term and vesting schedule of the options; the manner of payment of the exercise price of the options; and all other terms and conditions of the options. Rules prescribed by the Internal Revenue Code with respect to incentive stock options require that the exercise price of the incentive stock options be not less than the fair market value of the stock on the date of grant or, if the grantee is already a 10% shareholder, 110% of that fair market value and that the aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual, which are exercisable for the first time during any calendar year, cannot exceed $100,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information, as of April 30, 2002, with respect to the beneficial ownership of the outstanding shares of our common stock as of such date plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire by (i) any holder known to us to own more than five percent (5%) of the outstanding shares; (ii) each of our officers and directors; and (iii) our directors and officers as a group. Each of the persons listed below has sole voting and investment power with respect to the shares listed as beneficially owned.

Name and Address of Beneficial Owner*                   Number of Shares              Percent of Class
-------------------------------------                   ----------------              ----------------
Kent Keith (1)                                             6,273,940                            42.04%
Starla Keith (1)                                           6,273,940                            42.04%
Maj Hagman (2)                                               100,000(3)                   less than 1%
Gary Horowitz                                                200,000 (3)                  less than 1%
Michael Posner                                               100,000(3)                   less than 1%
William and Paula Rhoadarmer (4)                           1,394,212                             9.34%
All Officers and Directors as a group                     12,947,880(3)                         85.75%

    (1)     Kent Keith is President  and  Director of UMDN,  and Starla Keith is
            Vice President,  Secretary, Chief Financial Officer, and Director of
            UMDN.
    (2)     Excludes  shares  owned by, or subject to  options  granted  to, Mr.
            Larry Hagman, who is Ms. Hagman's husband.
    (3)     All  subject to the  exercise  of options.  Includes  25,000  shares
            (125,000 shares in the case of Mr. Horowitz) which the individual has the right to acquire within sixty days by exercising such options. Percentages are based on those shares only.
    (4)     William and Paula Rhoadarmer are the parents of Starla Keith.

Unless otherwise indicated, the address of all persons listed in the table above is c/o UMDN, Inc., 217 Ashland Avenue, Santa Monica, California 90405.

                              CERTAIN TRANSACTIONS

     Kent and Starla Keith have agreed to lend to us up to $350,000 at our request from time to time under a Promissory Note, executed as of November 1, 2001. We must pay interest on each advance under this Promissory Note at eight percent. All interest and principal are due on the demand of Kent and Starla Keith, so long as that demand is made on or after November 1, 2003. At April 30, 2002, we had borrowed a total of $130,000 under this Promissory Note.

     Kent and Starla Keith have also leased to us our present office facilities which are located in a building they own. Under this lease we pay to Kent and Starla Keith $1,000 per month, which they contribute to our capital. The lease is on a month-to-month basis.

                            DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue up to forty million (40,000,000) shares of common stock, $.0001 par value per share, of which fourteen million nine hundred twenty-four thousand (14,924,000) are issued and outstanding, and ten million (10,000,000) shares of preferred stock, $.0001 par value per share, none of which is issued or outstanding.

COMMON STOCK

     Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights. All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

     Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue all ten million (10,000,000) shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

     On April 5, 2001, just prior to the acquisition of all of our common stock by Delta Capital Technologies, Inc. in a transaction that was later rescinded, we created a Series A Preferred Stock consisting of 1,050,000 shares and issued these shares as a stock dividend to our shareholders on the basis of three shares of Series A Preferred Stock for every ten shares of common stock then owned by our shareholders. Each of these shares was convertible into ten shares of our common stock. Our shareholders continued to hold these shares while Delta owned the common stock and, after the transaction with Delta was rescinded, converted them into common stock. Those shares of Series A Preferred Stock have reverted to the status of authorized but unissued shares of Preferred Stock. There are no shares of preferred stock issued or outstanding on the date hereof.

OUTSTANDING OPTIONS AND WARRANTS

     As part of our capital raising efforts in 2001, we issued 712,000 units, each unit consisting of one share of our common stock and a warrant expiring May 31, 2003, to purchase one additional share of our common stock at a price of $.75 per share if exercised on or prior to May 31, 2002, or $1.00 per share, if exercised thereafter. These warrants are fully vested and may be exercised, in whole or in part, at any time and from time to time prior to their expiration date.

     In consideration for services rendered and to be rendered by several individuals, including Mr. Larry Hagman and other members of our Board of Advisors, for our benefit, we have also issued options to purchase an aggregate of 750,000 shares of our common stock at prices ranging from $.02 to $.25 per share. These are all fully vested, five year options and expire on various dates from August 31, 2005, to March 31, 2007. These options are in addition to those granted to Mr. Horowitz and the other newly elected non-employee directors. See EXECUTIVE COMPENSATION-Compensation of Directors and Executive Officers.

SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital by another offering of equity securities.

     Upon completion of this Offering, we shall have at least 16,624,000, and potentially as many as 18,924,000, shares of common stock outstanding, assuming no exercise of outstanding options or warrants. After the Offering all of the shares sold in this Offering will be immediately tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

     We issued the currently 14,924,000 outstanding shares of our common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act. These shares are deemed "restricted securities" as defined in Rule 144. Of these restricted securities, 14,571,745 shares will have been held for more than one year as of May 31, 2002 and, therefore, will be immediately eligible for public sale without restriction under the Securities Act except as described below. The remaining 352,255 shares were acquired from July, 2001 to April, 2002, and therefore will not be eligible for public sale until the first anniversaries of those dates.

     Under the Securities Act, the sale of any securities into the public market must be registered unless the transaction is exempt from registration. Rule 144 provides an exemption for securities acquired in private transactions without the requirement of registering the sale of the shares but requires that they not be sold into the public market for at least a year after purchase.

     For holders who are our "affiliates" and for all other holders who sell after one, but before two, years following the issuance of the securities, there are additional requirements before such shares can be sold on the open market. Our "affiliates" are persons who, at any time during the 90 days preceding a sale by them directly or indirectly through intermediaries control, are controlled by, or are under common control with us. For these sales to be exempt under Rule 144, (i) we must be current in our reporting obligations under the Securities Exchange Act of 1934, (ii) the number of shares sold within any three month period is limited, (iii) the sales must be made in broker's transactions and (iv) the seller must provide notice to the SEC.

     The current reporting obligation is met if we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act for at least 90 days immediately proceeding the sale and have filed all required reports during the 12 months proceeding the sale (or such shorter period as we have been subject to these requirements).

     The number of restricted shares that may be sold in any three month period is the greater of:

    1.      one percent of the then outstanding shares of common stock; or

    2. the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC.

When determining the number of shares sold by an affiliate within the three month period, they must be aggregated with sales of unrestricted shares during the same time period. If a person is selling both convertible securities and the class of securities into which the convertible securities may be converted, the number of sales of both types must be aggregated together. If securities which were pledged are being sold pursuant to a default of such pledge, the sales of both the pledgee and the pledgor must be aggregated. If shares are given by gift and the donee sells shares of the same securities within one year after the gift, sales of both the donor and the donee must be aggregated. If a trust sells shares within one year of acquiring them from the settlor of that trust, the sales of the trust and the settlor must be aggregated. If a person's estate or beneficiary sells shares, the number of shares sold by the decedent within the same time period must be aggregated with sales by the estate or the beneficiary unless the estate or beneficiary is not an affiliate at the time of sale. Finally, sales by two or more persons who agree to act in concert in selling the securities must be aggregated.

     A broker's transaction is a transaction in which neither the broker nor the seller, solicits or arranges for the solicitation of buy orders and in which the broker only executes a sale as the seller's agent and receives only a normal commission.

     Finally, the seller must give notice that the seller is making the sale. The seller must submit copies of Form 144, which gives details of the shares to be sold, to the SEC and to any securities exchange on which the stock is traded if the total sales by the seller during any three-month period exceeds 500 shares or has an aggregate sale price of more than $10,000.

     The foregoing summary of Rule 144 is not a complete description.

     In addition, our officers and directors and the holders of five percent or more of our outstanding common stock have agreed to refrain from selling their shares for so long as shares may be sold pursuant to this Offering.

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

     As a Delaware corporation, we are subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of UMDN.

LIMITATION ON LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of our directors (i) for breaches of their duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or (iv) for any improper benefit.

APPLICABILITY OF CALIFORNIA GENERAL CORPORATION LAW

     Although we are incorporated in Delaware, Section 2115 of the California General Corporation Law makes certain provisions of that statute applicable to corporations incorporated in other states if, as in our case, (i) a majority of the outstanding shares of the corporation are owned by California residents,
(ii) on average, a majority of the sales, payroll and property of the corporation are located in California and (iii) the shares of the corporation are not listed or traded on the American or New York Stock Exchanges or as National Market Securities on the Nasdaq Stock Market. As a result, we are subject to, among others, those provisions of the California General Corporation Law that impose annual election and cumulative voting requirements for all directors, establish the standard of care to be exercised by directors, limit our ability to indemnify our directors, restrict our ability to establish supermajority voting requirements, establish special voting requirements for a sale of substantially all of our assets to a controlling shareholder and dissenters' rights for business combination transactions and require us to provide access and reports to our shareholders. We shall remain subject to these California provisions until such time as (i) a majority of our outstanding shares are no longer owned by California residents or (ii) on average, a majority of our sales, payroll and property are no longer located in California or (iii) our shares are listed or traded on the American or New York Stock Exchanges or as National Market Securities on the Nasdaq Stock Market.

DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance our growth.

TRANSFER AGENT AND REGISTRAR

              will act as our transfer agent and registrar for our Common Stock.
     ---------

                              PLAN OF DISTRIBUTION

     We are offering a minimum of 1,700,000 and a maximum of up to 4,000,000 shares of our common stock at $.50 per share. If the minimum offering amount is not sold by December 31, 2002, we shall terminate the Offering. If the minimum offering amount is sold by December 31, 2002, and we continue to sell shares thereafter, the Offering will terminate on the earlier to occur of: the date we select; the date of the sale of the maximum offering amount; or June 30, 2003. Until the minimum offering amount is sold, all proceeds from subscriptions will be deposited promptly into an escrow account with First Federal Bank, Santa Monica, California, as escrow agent. If the minimum number of shares are not sold by December 31, 2002, all funds will be returned promptly to investors without deduction or interest. During the Offering period, before the minimum offering amount is sold, investors who purchase shares will not be entitled to a refund of their subscriptions. If the minimum number of shares are sold before December 31, 2002, a closing will be held at our offices as to the minimum. At such closing, the funds held in the escrow account will be released and the investors will become stockholders of UMDN. Our officers, directors and affiliates will be permitted to purchase shares in the Offering, and any shares for which they subscribe will count toward the minimum of 1,700,000 shares.

     Prior to this Offering, there has been no public market for our common stock. There can be no assurance that our common stock will be quoted in the over-the-counter market. This Offering is not conditioned upon the quotation of our stock in the over-the-counter market.

     We plan to sell the shares offered hereby through our own officers, directors and employees; in other words, we will be acting as our own selling agent for the offering. This is called a self-underwritten offering. No broker or dealer has been retained or is under any obligation to buy or sell any shares. Our officers and directors cannot be paid any commissions or special fees for the shares they sell. Our officers and directors are not engaged in the business of effecting securities transactions for the accounts of others. Their securities sales activities during the last twelve months have been limited to acting on our behalf. As a result, they are not required to register as securities brokers.

     Our officers and directors will contact prospective investors through direct, personal meetings and telephone calls to people they know. All such meetings and other contacts will include an invitation to receive a copy of this Prospectus. We will not accept any subscription unless the subscriber has already received a copy of this Prospectus. Depending on state laws, we may not be permitted to sell shares in all states.

     To subscribe for shares, you must complete, sign, date and deliver to us a subscription agreement, together with your check for the full amount of the purchase price for your shares. That check should be made payable to the order of "UMDN, Inc." A copy of the subscription agreement is provided with this Prospectus. We reserve the right to reject any subscription in its entirety or to allocate shares among subscribers if the Offering is subscribed above the maximum offering amount. If any subscription is rejected, the payment included for that subscription will be returned to the subscriber without interest or deduction. We might reject a subscription in its entirety for the one or more reasons, including:

  * A subscriber is a resident of a state in which this Offering has not been registered,

  * We deemed that the investment is not suitable for the investor, or that the manner in which the investor was solicited was in some way inappropriate.

     The above reasons are not the only ones we might have for rejecting a subscription in its entirety, but they are the ones we believe most likely to occur.

          DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our certificate of incorporation provides that, subject to the determination that such officer or director is so entitled, we shall indemnify our officers and directors from and against any and all expenses and liabilities arising from their actions in their official capacities and as to actions in another capacity by reason of holding such office, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law or other applicable laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                           REPORTS TO SECURITYHOLDERS

     We shall furnish to holders of our securities annual reports containing audited financial statements. Contemporaneously with this offering, we have registered our securities with the Securities and Exchange Commission under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we shall be required to comply with certain reporting, proxy solicitation, and other requirements of the Exchange Act.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for UMDN by Parker, Milliken, Clark, O'Hara & Samuelian, a Professional Corporation, Los Angeles, California.

                                     EXPERTS

     Certain of the financial statements of UMDN included in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc., independent certified public accountants, whose report thereon appears elsewhere herein.

                              AVAILABLE INFORMATION

     We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to our common stock offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to UMDN, Inc. and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. After the offering, we shall be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the fiscal year ending August 31, 2002.

     You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     Additional risks and uncertainties not currently known or that are not currently deemed material may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future may have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

                                                                                                            Page
Report of Independent Certified Public Accountants...........................................................37


Financial statements:

    Balance sheets...........................................................................................38
    Statements of operations.................................................................................39
    Statements of proprietors'/stockholders' deficiency......................................................40
    Statements of cash flows.................................................................................41
    Notes to financial statements............................................................................42


                                       35

               Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
UMDN, Inc.
Santa Monica, California


We have audited the accompanying balance sheets of UMDN, Inc. (formerly a proprietorship) as of August 31, 2000 and 2001 and the related statements of operations, proprietors'/stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UMDN, Inc. as of August 31, 2000 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.






GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.



Santa Monica, California
January 11, 2002, except for
   Note 8 as to which the date is March 11, 2002

                                 UMDN, INC.
                                 BALANCE SHEETS
                        August 31, 2000, August 31, 2001
                              and February 28, 2002

                                     ASSETS
                                                                           August 31,      August 31,          February 28,
                                                                              2000           2001                  2002
                                                                         --------------  --------------        --------------
                                                                                                                (unaudited)
CURRENT ASSETS
   Cash                                                                    $      171      $   30,704          $    1,326
   Accounts receivable                                                            550            -                  3,000
   Prepaid legal fees and other                                                 4,349             310                 294
   Deferred offering costs                                                       -               -                 43,977
                                                                         ------------      ----------            --------

        TOTAL CURRENT ASSETS                                                    5,070          31,014              48,597
                                                                         ------------      ----------            --------

PROPERTY AND EQUIPMENT, at cost,
   net of accumulated depreciation (Notes 4 and 5)                             16,730          18,547              19,231
                                                                         ------------      ----------            --------
        TOTAL ASSETS                                                       $   21,800      $   49,561          $   67,828
                                                                             ========        ========            ========

             LIABILITIES AND PROPRIETORS' /STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Accounts payable                                                        $   19,260      $   28,987          $   33,921
   Accrued interest                                                             2,321          11,453               2,687
   Accrued officers' salaries                                                  50,000            -                   -
   Consulting fees payable                                                       -             23,000                -
   Legal fees payable                                                            -             13,794              23,940
   Accounting fees payable                                                       -                -                11,000
   Current portion of long-term debt (Note 5)                                   1,375           2,673               2,731
   Deferred income                                                             13,774          10,628              21,725
                                                                         ------------      ----------            --------

        TOTAL CURRENT LIABILITIES                                              86,730          90,535              96,004
                                                                         ------------      ----------            --------

LONG-TERM DEBT (Note 5)                                                         3,877           7,068               5,711
                                                                         ------------      ----------            --------

NOTES PAYABLE, STOCKHOLDERS (Note 2)                                           90,000         120,000             195,000
                                                                         ------------      ----------            --------

COMMITMENT (Note 7)

PROPRIETORS'/STOCKHOLDERS' DEFICIENCY (Note 8)
   Series A convertible preferred stock, .0001 par value:
      Authorized 10,000,000 shares;
      Issued and outstanding, 1,050,000 shares at
        August 31, 2001 and February 28, 2002                                    -                105                 105
   Common stock, .0001 par value:
      Authorized 40,000,000 shares;
      Issued and outstanding, 4,320,000 and 4,412,000
        shares at August 31, 2001 and February 28, 2002,
        respectively                                                             -                432                 441
   Paid-in capital                                                               -            222,412             330,403
   Accumulated deficit                                                           -           (390,991)           (559,836)
   Proprietors' deficiency                                                   (158,807)           -
                                                                         ------------      ----------            --------

        TOTAL PROPRIETORS'/STOCKHOLDERS'
            DEFICIENCY                                                       (158,807)       (168,042)           (228,887)
                                                                         ------------      ----------            --------

        TOTAL LIABILITIES AND PROPRIETORS'/
            STOCKHOLDERS' DEFICIENCY                                       $   21,800      $   49,561          $   67,828
                                                                         ============      ==========          ==========

                 See accompanying notes to financial statements.

                                   UMDN, INC.
                            STATEMENTS OF OPERATIONS
                For the years ended August 31, 2000 and 2001 and
                 the six months ended February 28, 2001 and 2002


                                                             Years Ended                            Six Months Ended
                                                           ---------------                   ------------------------------
                                                                                                       (unaudited)
                                                    August 31,      August 31,            February 28,          February 28,
                                                      2000             2001                   2001                   2002
                                                 --------------   --------------      ------------------     -----------------
REVENUE                                           $   97,812       $    67,842         $        38,205        $       40,644
                                                 --------------   --------------      ------------------     -----------------

OPERATING EXPENSES
   General, selling and administrative
      expense                                        250,202           384,424                 191,966               197,944
   Rescinded transaction costs (Note 3)                 -               60,193                    -                    2,553
                                                 --------------   --------------      ------------------     -----------------


      TOTAL OPERATING EXPENSES                       250,202           444,617                 191,966               200,497
                                                 --------------   --------------      ------------------     -----------------


LOSS FROM OPERATIONS                                (152,390)         (376,775)               (153,761)             (159,853)


INTEREST EXPENSE                                       4,068            14,216                   6,435                 8,992
                                                 --------------   --------------      ------------------     -----------------


          NET LOSS                                $ (156,458)      $  (390,991)         $     (160,196)       $     (168,845)
                                                 ==============   ==============      ==================     =================



Basic and diluted loss per common share                                 $(0.11)                 $(0.05)               $(0.04)
                                                                  ==============      ==================     =================



                 See accompanying notes to financial statements.

                                   UMDN, INC.
              STATEMENTS OF PROPRIETORS'/ STOCKHOLDERS' DEFICIENCY
For the years ended August 31, 2000, 2001 and the six months ended February 28, 2002


                                                           Common Stock      Preferred Stock
                                              Proprietors' ------------------------------------  Paid-in   Accumulated
                                               Deficiency  Shares   Amount    Shares    Amount    Capital    Deficit        Total
                                              ------------ ------- -------- --------- --------- ---------- ------------- -----------
Balance, September 1, 1999                    $  (20,898)    -      $    -          -    $   -      $   -     $    -      $ (20,898)

Contributions                                     18,549     -           -          -        -          -          -          18,549

Net loss                                        (156,458)    -           -          -        -          -          -       (156,458)
                                              ----------- -------- -------- --------- --------- ---------- ------------- -----------

Balance, August 31, 2000                        (158,807)    -           -          -        -          -          -       (158,807)

Proprietors' deficiency contributed with respect
  to incorporation                               158,807  3,136,970     314         -        -      (159,121)      -           -

Preferred stock issued (Note 8)                     -        -           -     1,050,000    105         (105)      -           -

Common stock issued to unrelated parties            -       120,000      12         -        -        29,988       -         30,000

Common stock issued with respect to private
  placement, including 40,000 shares to
  related parties, net of offering costs of
  $36,733 (Note 2)                                  -       700,000      70         -        -       126,186       -        126,256

Exercise of stock options by related party.         -       348,552      35         -        -       129,965       -        130,000

Common stock issued in exchange for services
(Note 8)                                            -        14,478       1         -        -         4,499       -          4,500

Stock options granted in exchange for               -        -           -          -        -        79,000       -         79,000
  for services (Note 8)

Contribution to capital in exchange for             -        -           -          -     12,000        -         12,000
  rent (Note-2)
Net loss                                            -        -           -          -        -          -       (390,991)  (390,991)
                                              ----------- -------- -------- --------- --------- ---------- ------------- -----------

Balance, August 31, 2001                            -     4,320,000     432    1,050,000     105     222,412    (390,991)  (168,042)

Common stock issued in exchange for services
(unaudited) (Note 8)                               -         92,000       9         -        -        22,991        -        23,000

Contributions to capital in exchange for
  rent (unaudited) (Note 2)                        -         -           -          -        -         6,000        -         6,000

Contributions to capital in exchange for
 salaries (unaudited) (Note 2)                     -         -           -          -        -        56,000        -        56,000

Stock options granted in exchange for
services (unaudited) (Note 8)                      -         -           -          -        -        23,000        -        23,000

Net loss (unaudited)                               -         -           -          -        -          -       (168,845)  (168,845)
                                             ------------ --------- -------- -----------  ------   ---------  ----------- ----------

Balance, February 28, 2002 (unaudited)        $    -      4,412,000 $   441    1,050,000  $  105   $ 330,403  $ (559,836) $(228,887)
                                             ============ ========= ======== ===========  ======   =========  =========== ==========

                See accompanying notes to financial statements.

                                   UMDN, INC.
                            STATEMENTS OF CASH FLOWS
For the years ended August 31, 2000 and 2001 and the six months ended February 28, 2001 and 2002



                                                                         Years Ended                       Six months ended
                                                                --------------------------------   ---------------------------------
                                                                  August 31,       August 31,      February 28,      February 28,
                                                                     2000             2001              2001              2002
                                                                ---------------  ---------------   ---------------   ---------------
                                                                                                                (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         $ (156,458)      $ (390,991)       $ (160,196)       $ (168,845)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
      Depreciation                                                      2,798            4,624             2,129             3,315
      Transactions in exchange for services                                 -           83,500            14,500           102,000
      Transactions in exchange for rent                                     -           12,000             6,000             6,000
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable                        350              550               550            (3,000)
        (Increase) decrease in prepaid legal fees                      (4,349)           4,039             4,349                16
        Increase (decrease) in deferred offering costs                      -                -                 -           (43,977)
        Increase (decrease) in accounts payable                         8,880           15,522             3,633              (860)
        Increase (decrease) in consulting fees payable                      -           31,000            24,000           (31,000)
        Increase in legal fees payable                                      -                -                 -            23,940
        Increase in accounting fees payable                                 -                -                 -            11,000
        Increase (decrease)  in accrued interest                          490            9,132             4,618            (8,766)
        Increase (decrease) in accrued officers' salaries              50,000          (50,000)          (17,000)
        Increase (decrease) in deferred income                          4,187           (3,146)           (4,866)           11,097
                                                                ---------------  ---------------   ---------------   ---------------

           Net cash used in operating activities                      (94,102)        (283,770)         (122,283)          (99,080)
                                                                ---------------  ---------------   ---------------   ---------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchased                                    (19,529)          (6,442)             (412)           (3,998)
                                                                ---------------  ---------------   ---------------   ---------------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from the issuance of common stock                               -          286,256           118,000                 -
   Proprietor's capital contributions                                  18,549             -                    -                 -
   Proceeds from notes payable, stockholders                           90,000           30,000            30,000            75,000
   Long-term debt incurred                                              6,189            6,029                 -                 -
   Long-term debt paid                                                   (936)          (1,540)             (684)           (1,300)
                                                                ---------------  ---------------   ---------------   ---------------

        Net cash provided by financing activities                     113,802          320,745           147,316            73,700
                                                                ---------------  ---------------   ---------------   ---------------


NET INCREASE (DECREASE) IN CASH                                           171           30,533            24,621           (29,378)

CASH - BEGINNING OF YEAR                                                   -               171               171            30,704
                                                                ---------------  ---------------   ---------------   ---------------

CASH - END OF YEAR                                                      $ 171         $ 30,704          $ 24,792           $ 1,326
                                                                ===============  ===============   ===============   ===============


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended August 31, 2001,  common stock  increased by $314 and paid-in  capital  decreased by $159,121  when the assets of the  proprietorship  were  transferred  and its  liabilities  were assumed by the Company in exchange for shares of common stock issued to the proprietors.

During the year ended August 31, 2001,  preferred stock  increased and paid-in  capital  decreased by $105 as a result of the issuance of shares of preferred common stock as a stock dividend (Note 8).

During the six months ended  February  28,  2002,  common  stock was issued for  liquidation  of accounts  payable of $23,000 relating to services rendered.


                See accompanying notes to financial statements.
                                       40

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
              For the years ended August 31, 2000 and 2001 and the
             six months ended February 28, 2001 and 2002 (unaudited)


NOTE 1:        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Formation of the Company and business:

               The Company provides sales and marketing services through a benefits program that it created specifically for unions and association members. This benefits program utilizes the collective bargaining power of the unions to obtain purchasing power with businesses ("providers"). The Company enrolls members of unions and other large affinity groups to leverage their buying power to elicit proprietary discounts for their benefit from both local and national businesses. The Company provides their services through live operators, an online interface and printed materials. The Company's revenues are derived from the businesses that provide the discounts.

               The Company began its business in 1998 and was a proprietorship through August 31, 2000. As such, the financial statements for the year ended August 31, 2000 include only items relating to the business of the predecessor proprietorship. Upon incorporation in the State of Delaware in August, 2000, all of the assets of the proprietorship were transferred and its liabilities were assumed by the Company in exchange for shares of common stock issued to the proprietors.

               Use of estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

               Revenue recognition:

               Revenue  is  recognized   ratably  over  the  terms  of  provider
               agreements, generally six months to one year. Amounts received from provider agreements for which revenue has not been recognized, net of related commissions, are reported as deferred revenue.

               Depreciation:

               Depreciation is computed principally on the straight-line method based on the estimated useful lives of the assets, generally as follows:

                  Computer equipment                           3-5 years
                  Furniture and fixtures                        10 years

                                   UMDN, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
            For the years ended August 31, 2000 and 2001 and the six
               months ended February 28, 2001 and 2002 (unaudited)

NOTE 1:        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Deferred taxes on income:

               The Company records deferred taxes on income for transactions that are reported in different years for financial reporting and tax purposes using an asset and liability method whereby assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

               Loss per common share:

               Basic and diluted loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. The weighted average number of common shares outstanding for computing the basic and diluted loss per common share was 3,616,195 for the year ended August 31, 2001, and 3,325,724 and 4,381,333 for the six months ended February 28, 2001 and 2002, respectively. For purposes of the above calculation, the preferred shares outstanding are antidilutive.

               Stock-based compensation:

               The Company accounts for stock-based compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the amount an individual must pay to acquire the stock.

NOTE 2:        RELATED PARTY TRANSACTIONS

               Notes payable, stockholders:

               The Company was indebted to certain of its stockholders in the amount of $90,000, $120,000 and $195,000 as of August 31, 2000
               and 2001 and February 28, 2002, respectively, on notes payable bearing interest ranging from 7% to 9% per annum, due through January, 2004. Notes payable in the amount of $50,000 and $80,000 as of August 31, 2001 and February 28, 2002, respectively, were guaranteed by the principal officers/stockholders of the Company. Interest expense on these notes amounted to approximately $2,300 and $8,200 for the years ended August 31, 2000 and 2001,

                                   UMDN, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
            For the years ended August 31, 2000 and 2001 and the six
               months ended February 28, 2001 and 2002 (unaudited)

NOTE 2:        RELATED PARTY TRANSACTIONS (Continued)

               respectively, and $5,000 and $4,800 for the six months ended February 28, 2001 and 2002, respectively.

               Rent:

               The  Company  leases  its  office   facility  from  its  majority
               stockholders on a month-to-month basis. Rent charged by the stockholders was contributed as paid in capital and amounted to $12,000 for the year ended August 31, 2001 and $6,000 for each of the six month periods ended February 28, 2001 and 2002.

               Salaries:

               Salaries charged by the two principal officers amounting to $56,000 were accrued and contributed to capital for the six months ended February 28, 2002. Salaries for the two principal officers for the other periods presented were accrued and paid.

               Common stock:

               The Company issued 388,552 shares of common stock to related parties for $140,000 during the year ended August 31, 2001.

               Note payable:

               In November 2001, the Company entered into a promissory note with its majority stockholders and officers under which it may borrow up to $350,000. Interest is payable at 8% per annum. Payment of the balance outstanding plus interest is due in November 2003. At February 28, 2002, $75,000 was outstanding under this note.

NOTE 3:        STOCK PURCHASE AND SALE AGREEMENT

               In May 2001, the Company's stockholders entered into a stock purchase and sale agreement with Delta Capital Technologies, Inc. ("DCTG"), whereby the stockholders received 1,000,000 shares of DCTG common stock in exchange for their shares of the Company's common stock. In November 2001, this transaction was reversed. Expenses incurred with respect to this agreement and its reversal have been included in the statements of operations as rescinded transactions costs.

                                   UMDN, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
            For the years ended August 31, 2000 and 2001 and the six
               months ended February 28, 2001 and 2002 (unaudited)

NOTE 4:        PROPERTY AND EQUIPMENT

               Property and equipment consisted of the following:

                                                                                August 31,      August 31,       February 28,
                                                                                 2000              2001             2002
                                                                            -------------   --------------      ---------------
                                                                                                                  (unaudited)
                  Computer equipment                                             $14,764          $21,205            $25,203
                  Furniture and fixtures                                           4,765            4,765              4,765
                                                                            -------------   --------------      ---------------
                                                                                  19,529           25,970             29,968
                     Less accumulated depreciation                                 2,799            7,423             10,737
                     Less accumulated depreciation                                 2,799            7,423             10,737
                                                                            -------------   --------------      ---------------
                                                                                 $16,730          $18,547            $19,231
                                                                            =============   ==============     ================



NOTE 5:        LONG-TERM DEBT

               Long-term debt consisted of the following:

                                                                               August 31,      August 31,        February 28,
                                                                                 2000            2001                 2002
                                                                            -------------   --------------      ---------------
                                                                                                                  (unaudited)

                  Notes, collateralized by computer equipment,
                   payable $425 per  month through June 2004,
                   including interest ranging from 15% to 45%
                   per annum.                                                     $5,252           $9,741             $8,442

                        Current portion                                            1,375            2,673              2,731
                                                                            -------------   --------------      ---------------

                        Noncurrent portion                                        $3,877           $7,068             $5,711
                                                                            =============   ==============     ================

               Maturities of long-term debt during the succeeding  five years as of  August  31,  2001 are  approximately  $2,700  (2002);  $2,900
               (2003); $3,100 (2004); $600 (2005) and $500 (2006).


                                   UMDN, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
            For the years ended August 31, 2000 and 2001 and the six
               months ended February 28, 2001 and 2002 (unaudited)

NOTE 6:        TAXES ON INCOME

               As of August 31, 2001 and February 28, 2002, the Company had available net operating loss carryforwards amounting to approximately $350,000 and $500,000, respectively, that may be applied against future federal and state taxable income and that expire in 2021 for federal tax purposes and 2009 for state tax purposes.

               Temporary differences giving rise to deferred tax assets consist of the net operating loss carry forwards. Since the Company cannot determine if it is more likely than not that the deferred tax assets will be realized, deferred tax assets recognized for loss carryforwards are fully offset by a valuation allowance of approximately $140,000 at August 31, 2001 and $200,000 at February 28, 2002.

NOTE 7:        COMMITMENT

               On November 1, 2001, the Company entered into employment agreements with its two principal officers expiring in August 2005. For the six months ended February 28, 2002 the officers contributed their salaries to paid-in capital. As part of the agreement, the officers have been granted monthly salaries of $7,000 each. The officers may defer future salaries for an undetermined period of time with rights to demand payment at any time.

NOTE 8:        STOCKHOLDERS' EQUITY

               Preferred stock:

               During the year ended August 31, 2001, 1,050,000 shares of series A preferred stock were issued as a stock dividend. In March 2002, all of the shares of series A preferred stock were converted into 10,500,000 shares of common stock based on a conversion ratio of ten shares of common stock for each share of series A preferred stock. All of the shares of Series A preferred stock were retired in March, 2002 and have reverted to the status of authorized, but unissued shares of preferred stock.

               Common stock:

               The Company issued 14,478 and 92,000 shares of common stock, at their fair value, for promotional and consulting services provided during the year ended August 31, 2001 and the six months ended February 28, 2002, respectively. These services were valued at $4,500 and $23,000, respectively.

                                   UMDN, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)
            For the years ended August 31, 2000 and 2001 and the six
               months ended February 28, 2001 and 2002 (unaudited)

NOTE 8:        STOCKHOLDERS' EQUITY

               Stock options:

               The Company has granted stock options for the purchase of shares of the Company's common stock to some of its consultants. The exercise price of the options outstanding at August 31, 2001 ranged from $.02 to $.05 per share and these options expire through 2006. These options were granted at prices below fair market value, which resulted in charges to expense of $79,000, $10,000 and $23,000 for the year ended August 31, 2001 and six months ended February 28, 2001 and 2002, respectively. The weighted average contractual life for the options was 2 years and 11 months and 3 years and 5 months as of August 31, 2000 and 2001, respectively.

               Following is a summary of options activity for the years ended August 31, 2000 and and 2001 and the six months ended February 28, 2002:

                                                                                                                 Weighted
                                                                                                                  Average
                                                                                                                  Exercise
                                                                                                     Shares         Price
                                                                                                     ------         -----
                    Balance outstanding and exercisable, August 31, 1999                                -
                        Options granted                                                              548,552        $.26
                        Options exercised                                                           (348,552)        .37
                                                                                                     -------

                    Balance outstanding and exercisable, August 31, 2000                             200,000         .05
                        Options granted                                                              300,000         .02
                                                                                                     -------

                    Balance outstanding, August 31, 2001                                             500,000        $.03
                        Options granted                                                              100,000         .02
                                                                                                     -------

                    Balance outstanding and unexercisable,
                        February 28, 2002 (unaudited)                                                600,000        $.03
                                                                                                     -------

               The Company granted options to purchase 550,000 (unaudited) shares of the Company's common stock for $.25 per share during March and April 2002.

               Warrants:

               In connection with the private placement of the Company's common stock during the year ended August 31, 2001, the Company granted warrants for the purchase of 700,000 shares of the Company's common stock for $.75 per share on or before May 31, 2002 and $1.00 per share thereafter. The warrants are currently exercisable and expire on May 31, 2003.

                               4,000,000 shares of
                                  common stock


                                   PROSPECTUS
                                             2002
                                ------------


                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until        ,  all dealers that effect  transactions in these  securities,
           -------
whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

     Article IV of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Our Certificate of Incorporation provides for indemnification of all persons whom it shall have the power to indemnify to the fullest extent permitted pursuant to Sections 102(b)(7) and 145 of the GCL.

     The effect of the foregoing is to require UMDN, Inc. to the extent permitted by law to indemnify the officers and directors of UMDN, Inc. for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling UMDN, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We do not currently have any liability insurance coverage for our officers and directors.

     Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by UMDN. in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

         SEC registration fee*                                $      184
         State Registration Fees*                             $   15,000
         EDGAR Conversion expense                             $    2,000
         Printing and engraving expenses*                     $   10,000
         Accounting fees and expenses*                        $   25,000
         Legal fees and expenses*                             $   25,000
         Transfer agent's fees and expenses*                  $    2,000
         Escrow agent's fees and expenses*                    $    1,000
         Miscellaneous*                                       $   19,816
                                                              ---------
         Total                                                $  100,000
                                                              ==========
         * Estimated

                Item 26. Recent Sales of Unregistered Securities.

     Set forth below is information regarding the issuance and sales of UMDN, Inc. common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. All of the issuances were made in arm's length transactions which did not involve a public offering.

     We issued 1,568,485 shares* of common stock to Kent Keith and 1,568,485 shares* of common stock to Starla Keith, in consideration for their contribution of the initial assets of the company upon inception, valued at approximately $150,000, on August 26, 2000.

     We issued an option to Paula and William Rhoadarmer which they then exercised to purchase 348,552 shares* of common stock for $ 130,000 between October 20, 2000 and January 9, 2001.

     We  issued  2,413   shares*  of  common  stock  to  Joseph  A.  Lynch,   in
consideration for entering into a consulting agreement with the Company, on October 26, 2000.

     We issued 12,065 shares* of common stock to Larry Hagman, in consideration for his agreeing to act as spokesperson for UMDN, valued at $4,500, on April 5, 2001.

     We issued 1,050,000 shares of Series A Preferred Stock to the existing shareholders as a dividend for no consideration on April 6, 2001, which because it does not fall within the definition of "Sale" as included in Section 2(a)(3) of the Securities Act of 1933 pursuant to 17 CFR Section 231.929 was not required to be registered.

     We issued 10,500,000 shares of common stock in conversion of the outstanding Series A Preferred Stock on a ten to one basis for no consideration on March 11, 2002, in reliance on exemptions contained in Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued.

     We issued 700,000 shares of common stock and warrants for 700,000 shares of common stock to private investors pursuant to a private placement for $ 175,000 pursuant to Section 4(2) of the Act between April 23, 2001 and August 28, 2001. We issued 12,000 shares of common stock and a warrant for 12,000 shares of common stock to an individual as a finder's fee in connection with the private placement on April 12, 2002.

     We issued 120,000 shares of common stock to creditors in conversion of $30,000 of outstanding loans on May 25, 2001 in reliance on exemptions contained in Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued.

     We issued options for 850,000 shares of common stock to various individuals in consideration for their acting as advisors to the Company between August 25, 2000 and March 18, 2002.

     We issued 92,000 shares of common stock to Joseph Lynch for services valued at $23,000 on November 15, 2001.

     Except as otherwise noted above, the Company issued the above securities in reliance on exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued.

     * Reflects number of shares owned subsequent to the approximate 0.24 for one reverse stock split on April 5, 2001.

                                Item 27. Exhibits

Exhibit
Number         Name

3.1            Certificate of Incorporation
3.2            Bylaws
4.             Form of Subscription Agreement for investors in Offering*
5.             Opinion of Parker, Milliken, Clark, O'Hara & Samuelian*
10.1 Employment Agreement, dated as of August 29, 2000, between UMDN, Inc. and Kent Keith
10.2 Amendment, dated as of November 1, 2001, to Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Kent Keith
10.3           Employment  Agreement,  dated August 29, 2000, between UMDN, Inc.
               and Starla Keith
10.4 Amendment, dated as of November 1, 2001, to Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Starla Keith
10.5 Lease Agreement, dated September 1, 2000, between UMDN, Inc. and Kent and Starla Keith
10.6 Promissory Note of UMDN in the principal amount of up to $350,000 payable to Kent and Starla Keith
10.7           2002 Stock Option Plan of UMDN, Inc.
10.8 Consulting Agreement, dated March 1, 2001, between UMDN, Inc. and Mr. Larry Hagman
23.1           Consent of Gumbiner, Savett, Finkel, Fingelson & Rose, Inc.
23.2           Consent of  Parker,  Milliken,  Clark,  O'Hara &  Samuelian  (see
               Exhibit 5.)*

*to be filed by amendment

                             Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which the undersigned registrant offers or sells securities, a post-effective amendment to this registration statement to:

          (a) include any Prospectus required by section 10(a)(3) of the Securities Act.

          (b) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining liability under the Securities Act, the undersigned registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Los Angeles, State of California, on May 15, 2002.

         UMDN, INC.


         By: /s/ Kent Keith
             ------------------------------------------
                 Kent Keith, President


         By:  /s/ Starla Keith
             ------------------------------------------
                  Starla Keith, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

NAME                               TITLE                          DATE

/s/ Kent Keith                     President and Director         May 15, 2002
--------------------------
Kent Keith

/s/ Starla Keith                   Chief Financial Officer        May 15, 2002
--------------------------
Starla Keith                       and Director

/s/ Maj Hagman                     Director                       May 15, 2002
--------------------------
Maj Hagman

/s/ Gary Horowitz                  Director                       May 15, 2002
--------------------------
Gary Horowitz

/s/ Michael Posner                 Director                       May 15, 2002
--------------------------
Michael Posner

                                  EXHIBIT INDEX

Number   Name


3.1       Certificate of Incorporation
3.2       Bylaws
4.        Form of Subscription Agreement for investors in Offering*
5.        Opinion of Parker, Milliken, Clark, O'Hara & Samuelian*
10.1 Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Kent Keith
10.2 Amendment, dated as of November 1, 2001, to Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Kent Keith
10.3 Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Starla Keith
10.4 Amendment, dated as of November 1, 2001, to Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Starla Keith
10.5 Lease Agreement, dated September 1, 2000, between UMDN, Inc. and Kent and Starla Keith
10.6 Promissory Note of UMDN in the principal amount of up to $350,000 payable to Kent and Starla Keith
10.7      2002 Stock Option Plan of UMDN, Inc.
10.8 Consulting Agreement, dated March 1, 2001, between UMDN, Inc. and Mr. Larry Hagman
23.1      Consent of Gumbiner, Savett, Finkel, Fingelson & Rose, Inc.
23.2      Consent of Parker,  Milliken,  Clark,  O'Hara & Samuelian (see Exhibit
          5.)*

* to be filed by amendment